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                                                                     EXHIBIT 5.0

                    [Muldoon, Murphy & Faucette letterhead]





                                March 26, 1997




The Board of Directors
Life Financial Corp.
4115 Tigris Way
Riverside, California 92503

                Re: The offering of up to 6,086,716 shares of Life Financial Corp. Common Stock

Gentlemen:

        You have requested our opinion concerning certain matters of Delaware law in connection with the offering (the "Public Offering") by Life Financial Corp., a Delaware corporation (the "Company"), of up to 2,500,000 shares of its common stock, par value $.01 per share ("Common Stock") (2,875,000 shares in the event that the underwriters' overallotment option is exercised), in an initial public offering, and in connection with the issuance (the "Exchange Share Offering") of 3,211,716 shares of the Company's Common Stock in conjunction with the reorganization of Life Savings Bank, Federal Savings Bank (the "Bank") as a result of which (i) the Bank will become a wholly-owned subsidiary of the Company and (ii) each outstanding share of the Bank's common stock will be converted into the right to receive three shares of Common Stock of the Company (the "Reorganization").

        In connection with your request for our opinion, you have provided us and we have reviewed the Company's certificate of incorporation filed with the Delaware Secretary of State on December 6, 1996 and amended on January 21, 1997 (the "Certificate of Incorporation"); the Company's Bylaws; the Company's Registration Statement on Form S-1, as filed with the Securities and Exchange Commission initially on January 27, 1997 (the

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"Registration Statement"); resolutions of the Board of Directors of the Company
(the "Board") concerning the organization of the Company, the Public Offering and the Exchange Share Offering (the "Offerings"), the issuance of shares in the Offerings and designation of the Pricing Committee, the Amended Agreement and Plan of Reorganization dated as of January 16, 1997 (the "Plan of Reorganization") between the Company, the Bank and Life Interim Savings Bank, an interim federal savings bank ("Interim"), a consent of the Company as the sole stockholder of Interim approving the Reorganization, and the form of stock certificate approved by the Board to represent shares of common stock to be issued in the Offerings. We have also been furnished a certificate of the Delaware Secretary of State certifying the Company's good standing as a Delaware corporation. Capitalized terms used but not defined herein shall have the meaning given them in the Certificate of Incorporation.

        In rendering this opinion, we have relied upon the opinion of Morris, Nichols, Arsht & Tunnell as to matters of Delaware law, upon which opinion we believe you are justified in relying. We have examined the opinion of Morris, Nichols, Arsht & Tunnell, which opinion is in form satisfactory to us.

        Based upon and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

        1. The Company has been duly organized and is validly existing in good standing as a corporation under the laws of the State of Delaware.

        2. Upon the due adoption by the Pricing Committee or Board of Directors of a resolution fixing the number of shares of Common Stock to be sold in the Public Offering which number is in accordance with the terms set forth in the Prospectus, the Common Stock to be issued in the Public Offering will be duly authorized and, when such shares are sold and paid for in accordance with the terms set forth in the Prospectus and such resolution of the Pricing Committee or Board of Directors, and certificates representing such shares in the form provided to us are duly and properly issued, will be validly issued, fully paid and nonassessable.

        3. Upon the completion of the actions provided for in Article V of the plan of Reorganization, the common stock to be issued in the Exchange Share Offering will be duly authorized and, when such shares are issued in accordance with the Plan of Reorganization, and certificates representing such shares in the form provided to us are duly and properly issued, will be validly issued, fully paid and nonassessable.
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        The following provisions of the Certificate of Incorporation may not be given effect by a court applying Delaware law, but in our opinion the failure to give effect to such provisions will not affect the duly authorized, validly issued, fully paid and nonassessable status of the Common Stock:

        1. (a) Subsections C.3 and C.6 of Article FOURTH and Section D of Article EIGHTH, which grant the Board the authority to construe and apply the provisions of those Articles, subsection C.4 of Article FOURTH, to the extent that subsection obligates any person to provide to the Board the information such subsection authorizes the Board to demand, and the provision of Subsection C.7 of Article EIGHTH empowering the Board to determine the Fair Market Value of property offered or paid for the Company's stock by an Interested Stockholder, in each case to the extent, if any, that a court applying Delaware law were to impose equitable limitations upon the authority of the directors of the Company under such provisions; and

            (b) Article NINTH of the Certificate of Incorporation, which authorizes the Board to consider the effect of any offer to acquire the Company on constituencies other than stockholders in evaluating any such offer.

        We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-1 and to the use of the name of our firm where it appears in the Registration Statement and in the Prospectus.


                                                Very truly yours,


                                                /s/ MULDOON, MURPHY & FAUCETTE
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                                                MULDOON, MURPHY & FAUCETTE